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                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                    FORM 15

          Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Number: 000-14333

                       All American Communications, Inc.
            (Exact name of registrant as specified in its charter)

                              Mr. Thomas Bradshaw
                            Chief Financial Officer
                      All American Communications, Inc.
                            808 Wilshire Boulevard
                            Santa Monica, CA 90401
                                (310) 656-1100
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Common Stock, par value $.0001 per share
               Class B Common Stock, par value $.0001 per share
           (Title of each class of securities covered by this Form)

                                     None
(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

          Please place an x in the box(es) to designate the appropriate rule provision(s) relied upon to terminated or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   [X]        Rule 12h-3(b)(1)(ii)  [_]
          Rule 12g-4(a)(1)(ii)  [_]        Rule 12h-3(b)(2)(i)   [_]
          Rule 12g-4(a)(2)(i)   [_]        Rule 12h-3(b)(2)(ii)  [_]
          Rule 12g-4(a)(2)(ii)  [_]        Rule 15d-6            [_]
          Rule 12h-3(b)(1)(i)   [_]
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          Approximate number of holders of record as of the certification or notice date: 43

          Pursuant to the requirements of the Securities Exchange Act of 1934, All American Communications, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: November 10, 1997               By: /s/ Thomas Bradshaw
                                         ----------------------------
                                          Thomas Bradshaw
                                          Chief Financial Officer


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